THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES                                                                 EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES


Year ended December 31
Dollars in millions                                                       1999         1998         1997         1996         1995
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before taxes                                                     $1,891       $1,710       $1,618       $1,527       $  627
Fixed charges excluding interest on deposits                             1,235        1,366        1,171        1,098        1,487
                                                                   -----------------------------------------------------------------
   Subtotal                                                              3,126        3,076        2,789        2,625        2,114
Interest on deposits                                                     1,369        1,471        1,457        1,428        1,552
                                                                   -----------------------------------------------------------------
   Total                                                                $4,495       $4,547       $4,246       $4,053       $3,666
                                                                   =================================================================
FIXED CHARGES
Interest on borrowed funds                                              $1,119       $1,268       $1,098       $1,065       $1,454
Interest component of rentals                                               50           37           29           31           32
Amortization of notes and debentures                                         1            1            1            1            1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                                          65           60           43            1
                                                                   -----------------------------------------------------------------
   Subtotal                                                              1,235        1,366        1,171        1,098        1,487
Interest on deposits                                                     1,369        1,471        1,457        1,428        1,552
                                                                   -----------------------------------------------------------------
   Total                                                                $2,604       $2,837       $2,628       $2,526       $3,039
                                                                   =================================================================

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                                            2.53x        2.25x        2.38x        2.39x        1.42x
Including interest on deposits                                            1.73         1.60         1.62         1.60         1.21
====================================================================================================================================